Exhibit 99.2

news	1 Imation Place
Oakdale, MN 55128-3414
www.imation.com

Contact	Mary Rawlings-Taylor Imation Corp Phone 651-704-6796 Email: mjrawlings-taylor@imation.com
Imation Names Carlson Executive Trudy A. Rautio to Board of Directors
     OAKDALE, Minn. (July 6, 2010)—Imation Corp. (NYSE: IMN) today announced that Trudy A. Rautio, Executive Vice President and Chief Financial Officer of Carlson, has been elected to Imation’s Board of Directors.
     “We are pleased to have Trudy Rautio join Imation’s Board of Directors,” said Linda W. Hart, Non-Executive Chairman of the Board. “Trudy is not only a proven financial leader, but also brings significant operational background to this role. She will strengthen our board and provide additional breadth of experience.”
     Mark E. Lucas, Imation President, Chief Executive Officer, and Board member said, “Trudy’s financial background and international operations and administration experience will be very valuable to Imation as the company remains focused on operational excellence while leveraging our global distribution and portfolio of technologies, products, and brands. We look forward to Trudy’s contributions as a member of our board.”
     Prior to her appointment in February 2006 to Executive Vice President and Chief Financial Officer of Carlson, a global hospitality and travel company, Rautio served as President and Chief Operating Officer for Carlson Hotels, The Americas, from 2003 to 2005. She also held a variety of other executive roles, including Chief Administrative Officer, with Carlson Hospitality and Carlson Hotels. Rautio previously held executive positions with Jostens, Inc., and The Pillsbury Company. Rautio holds a Master of Business Administration degree from the University of St. Thomas and is a Certified Public Accountant and a Certified Management Accountant.
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Imation Names Carlson Executive Trudy A. Rautio to Board of Directors

     Rautio was elected as a Class III board member, effective July 6, 2010, for a term to expire at the Annual Meeting of Shareholders to be held in 2011. Rautio will serve on the Audit and Finance Committee and the Nominating and Governance Committee of the Board of Directors.
     In a separate announcement today, Imation also announced the appointment of David P. Berg, Chief Operating Officer and Executive Vice President, Global Business Development, of General Nutrition Centers, Inc., to Imation’s Board of Directors. The additions of Berg and Rautio fill two previously vacated independent director seats, and are part of the Board’s overall succession planning in preparation for future scheduled retirements.
Other members of Imation’s eleven-member Board of Directors include:
•	Linda W. Hart, Non-Executive Chairman of the Board of Imation Corp. and Vice Chairman, President and Chief Executive Officer, Hart Group, Inc.
•	Michael S. Fields, Chief Executive Officer of KANA Software, Inc. and Chairman, The Fields Group
•	Charles A. Haggerty, Chief Executive Officer, Le Conte Associates, LLC and former Chairman, President and Chief Executive Officer, Western Digital Corporation
•	Ronald T. LeMay, Chairman of AirCell Inc., Chairman, October Capital and Razorback Capital and President and Managing Director of OpenAir Ventures
•	Raymond Leung, Chairman and Chief Executive Officer of TDK China Co., LTD, Senior Vice President of TDK Corporation Japan and Chairman of SAE Magnetics (HK) Ltd.
•	Mark E. Lucas, President and Chief Executive Officer of Imation Corp.
•	L. White Matthews, III, retired Executive Vice President and Chief Financial Officer, Ecolab Inc. and former Chief Financial Officer and Executive Vice President, Union Pacific Corporation
•	Glen A. Taylor, Chairman, Taylor Corporation and Owner, Minnesota Timberwolves (NBA) and Minnesota Lynx (WNBA).
•	Daryl J. White, retired President and Chief Financial Officer, Legerity, Inc., and former Senior Vice President of Finance and Chief Financial Officer, Compaq Computer Corporation
About Imation Corp.
Imation Corp. (NYSE: IMN) is a leading global technology company dedicated to helping people and organizations store, protect, and connect their digital world. Our portfolio of data storage and security products, electronics and accessories reaches customers in more than 100 countries through a powerful global distribution network. Imation Corp.’s global brand portfolio includes Imation, Memorex, XtremeMac, and TDK Life on Record brands. Additional information about Imation is available at http://www.imation.com.

Imation Names Carlson Executive Trudy A. Rautio to Board of Directors

Imation, the Imation logo, Memorex, the Memorex logo, “Is it live or is it Memorex?” and XtremeMac are trademarks of Imation Corp. and its subsidiaries. The TDK Life on Record logo is a trademark of TDK Corporation. All other trademarks are property of their respective owners.